Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

CARRIER ACCESS CORPORATION, as Buyer

and

MANGROVE SYSTEMS, INC., as Seller

March 2, 2007

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of March 2, 2007, by and between Carrier Access Corporation, a Delaware corporation (“Buyer”), and Mangrove Systems, Inc., a Delaware corporation (“Seller”). Buyer and Seller are sometimes referred to in this Agreement individually as a “Party,” and collectively as the “Parties.”

Recitals

A. Seller owns and operates a multi-service access, aggregation and switching business for 3G wireless and wireline networks (the “Business”).

B. This Agreement documents the terms upon which Buyer is purchasing from Seller substantially all of Seller’s assets in exchange for the consideration set forth in this Agreement.

Agreement

In consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS.

Capitalized terms used in this Agreement have the meanings set forth on attached Exhibit A.

2.	PURCHASE AND SALE OF ASSETS.

(a) Purchase Price. Subject to the terms and conditions of this Agreement, the total purchase price for the Acquired Assets is $6,700,000 plus the amount paid by Buyer pursuant to Section 7 (the “Purchase Price”), of which the $6,700,000 will be payable by Buyer at the Closing as follows:

(i) $6,000,000 to be paid by Buyer at the Closing in accordance with Section 3(b)(i)(A); and

(ii) $700,000 (the “Holdback Amount”) to be paid by Buyer at the Closing to the Escrow Agent pursuant to the Escrow Agreement in order to satisfy any Excess Payables (as defined in Section 7) and as security to satisfy Seller’s indemnification obligations under this Agreement (the “Indemnification Holdback”), provided, however, that the Indemnification Holdback will not serve as any limitation on the indemnification obligations of Seller under this Agreement. The Holdback Amount will be released from the Indemnification Holdback as specified in the Escrow Agreement.

(b) Purchase and Sale of the Acquired Assets.

(i) Acquired Assets. At the Closing, Seller is selling, assigning, transferring, conveying and delivering to Buyer, and Buyer is purchasing, acquiring and accepting from Seller, Seller’s entire right, title and interest to substantially all of the assets of Seller, whether tangible or intangible, real or personal (the “Acquired Assets”), which include, without limitation, the following:

(A) the contracts listed on attached Exhibit B (the “Assigned Contracts”);

(B) Seller’s rights under the Lease relating to or for the Leased Real Property listed and described on Exhibit B, together with all Improvements thereon, and all easements, rights of way and other rights, interests and appurtenances of Seller therein or thereunto pertaining;

(C) all Intellectual Property listed on Exhibit B, along with all other Intellectual Property and other intangible personal property that has been used, is used or is held for use in connection with the Business (together with the Seller Products and the Seller Software, the “Business IP”) including, without limitation: (1) the rights to bring actions for past, present and future infringement, dilution, misappropriation or unauthorized use of the Business IP, injury to goodwill associated with the use of any of the Business IP, and unfair competition or trade practices violations associated with the use of any of the Business IP in any country or other geographic area in the world; and (2) the rights to receive all proceeds from any of the foregoing, including licenses, royalties income, payments, claims, damages and proceeds of any such suit.

(D) the equipment, office equipment, tools, spare parts, accessories, furniture, test equipment and other tangible personal property and fixed assets owned by Seller as of the date of this Agreement as listed on Exhibit B;

(E) all rights of Seller under any warranty or guarantee by any manufacturer, supplier or other transferor of any of the Acquired Assets;

(F) all accounts, notes, and other receivables in favor of Seller arising from the operation of the Business and existing at the time of the Closing, together with all collateral security therefor and the proceeds thereof including without limitation those receivables listed on attached Exhibit B (collectively, the “Purchased Accounts Receivable”);

(G) all inventory (including raw materials, works in process and finished goods), packaging materials and supplies of Seller, including without limitation the inventory listed on attached Exhibit B (collectively, the “Inventory”);

(H) all rights of Seller under any franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies that are necessary for the Business and are identified on Exhibit B;

(I) all sales records, purchase records, customer lists, supplier lists, advertising, sales and promotional materials, production records, customer credit information, domain name usernames and passwords, source codes and object codes of any software, flow charts, programmer information, error reports, virus reports, customer complaints, internal memoranda and correspondence, and other records relating to the Acquired Assets or used in the Business; all Lease and Leased Real Property data relating to the Acquired Assets or used in the Business; all records regarding governmental examinations and clearances relating to the Acquired Assets or used in the Business; and all personnel records for any current or former employee of Seller;

(J) all rights to any proceeds due to Seller from the State of Connecticut or any other governmental authority relating to any outstanding tax credits (collectively, the “Tax Credits”) due to Seller;

(K) all goodwill and other general intangibles of Seller; and

(L) all rights of Seller under any claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (including any such items relating to the payment of Taxes).

Except as specifically provided in this Agreement, the Acquired Assets are being transferred by Seller to Buyer at the Closing in accordance with this Agreement and free and clear of all Liens.

(ii) Excluded Assets. Notwithstanding the foregoing, no contract of Seller that is not listed on Exhibit B as an Assigned Contract (collectively, the “Excluded Contracts”) is part of the Acquired Assets, and Buyer is not acquiring any of the Excluded Contracts nor is Buyer assuming any obligations or liabilities whatsoever relating to or arising from any of the Excluded Contracts. In addition, Buyer is not acquiring any cash on hand of Seller as of the Closing Date, including any cash portion of the Purchase Price.

(iii) Assumption of Liabilities. Except as specifically provided in this Agreement, Buyer is not assuming any liabilities or obligations of Seller, and Seller will be solely liable for all liabilities and obligations arising from or relating to the ownership of the Acquired Assets or operation of the Business on or prior to the Closing Date, whether or not reflected in Seller’s books and records, including, without limitation, any Taxes arising from or relating to the ownership of the Acquired Assets or the operation of the Business on or prior to the Closing Date and any employment-related or employee benefits-related liabilities arising from or relating to the ownership of the Acquired Assets or the operation of the Business on or prior to the Closing Date (collectively, the “Excluded Liabilities”). Subject to the conditions of this Agreement, Buyer is assuming only the liabilities and obligations first becoming due and payable or arising on or after the Closing Date under the Assigned Contracts (collectively, the “Assumed Liabilities”). Notwithstanding the foregoing, the Assumed Liabilities do not include any liability or obligation arising from any breach of any of the Assigned Contracts occurring on or prior to the Closing Date.

(c) Allocation of Purchase Price. Buyer will prepare an allocation of the Purchase Price to be paid for the Acquired Assets under this Agreement (and all other capitalized costs) in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation will be binding upon the Parties and each of their Affiliates. Buyer, Seller and each of their Affiliates will report, act and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the allocation of the Purchase Price as determined by Buyer. Buyer and Seller will timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer, Seller nor any of their Affiliates will take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law or as may be required by GAAP.

(d) Proration of Certain Items. All sales Taxes, personal property Taxes and assessments that are past due or have become due at or prior to the Closing Date upon any of the Acquired Assets or with respect to the Business are listed on the Payables Schedule (as defined in Section 6(u) of the Disclosure Schedule).

(e) Assignments of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Acquired Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting or sub-licensing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.

(f) Power of Attorney. From and after the Closing Date, Seller shall promptly remit to Buyer any checks or other proceeds that are received by Seller and that are included in or that represent payment of the Purchased Accounts Receivable or the Tax Credits. Seller: (a) hereby irrevocably authorizes Buyer, at all times on and after the Closing Date, to endorse in the name of Seller any check or other instrument that is made payable to Seller and that represents funds included in, or that represents the payment of any receivable included in, the Acquired Assets; and (b) hereby irrevocably nominates, constitutes and appoints Buyer as the true and lawful attorney-in-fact of Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes Buyer, in the name of and on behalf of Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any proceeding and to take any other action (on or at any time after the Closing Date) that Buyer may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Acquired Assets, (ii) defending or compromising any claim or proceeding relating to any of the Acquired Assets, or (iii) otherwise carrying out or facilitating any of the transactions contemplated hereby. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution, liquidation or insolvency of Seller.

3.	CLOSING.

(a) Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement and any other document, agreement or instrument executed by the Parties pursuant to this Agreement is taking place at the offices of Faegre & Benson LLP in Denver, Colorado, at 8:00 A.M. local time on March 2, 2007 (the “Closing Date”), simultaneously with the execution and delivery of this Agreement by the Parties.

(b) Closing Deliveries.

(i) By Buyer. At the Closing, Buyer is delivering the following:

(A) to Silicon Valley Bank, individually and as agent for itself and Gold Hill, on behalf of Seller, $6,000,000 of the Purchase Price in cash by wire transfer of immediately available United States funds;

(B) to the Escrow Agent, the Holdback Amount, along with the Escrow Agreement, duly executed by Buyer; and

(C) to Seller, all of the following:

(1) a bill of sale, assignment and assumption agreement (the “Bill of Sale”) vesting in Buyer all of Seller’s right, title and interest in and to the Acquired Assets (including without limitation the Assigned Contracts) and evidencing Buyer’s assumption of the obligations arising after the Closing associated with the Assigned Contracts, duly executed by Buyer; and

(2) such other instruments, documents and certificates as are required by the terms of this Agreement or as may be reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement.

(D) to the landlord under the Lease, an amendment to the Lease that is acceptable to Buyer and that releases Seller from all liability under the Lease, duly executed by Buyer (the “Lease Amendment”).

(ii) By Seller. At the Closing, Seller is delivering or causing to be delivered, all of the following:

(A) to the Escrow Agent, the Escrow Agreement, duly executed by Seller; and

(B) to Buyer, all of the following:

(1) the Acquired Assets;

(2) the Bill of Sale, duly executed by Seller;

(3) one or more bills of sale, assignment agreements and such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request in order to transfer certain Acquired Assets from Seller to Buyer that are not transferred by the Bill of Sale (including, without limitation, any transfer documents required to transfer the Tax Credits, the Lease and Seller’s Intellectual Property from Seller to Buyer), all duly executed by Seller;

(4) a duly executed certificate from the secretary or assistant secretary of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying and providing copies of (a) Seller’s Certificate of Incorporation; (b) Seller’s Bylaws; (c) the resolutions of the board of directors of Seller or other authorizing body of Seller approving this Agreement and the transactions contemplated by this Agreement; (d) the written consents of the stockholders of Seller listed on Exhibit C (the “Series I Stockholders”) approving this Agreement and the transactions contemplated by this Agreement; and (e) the incumbency resolutions and signatures for each officer of Seller executing this Agreement or any other agreement or instrument contemplated by this Agreement;

(5) certificates of good standing of Seller issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of Seller’s jurisdiction of incorporation and of each jurisdiction in which Seller is qualified to do business;

(6) written consents, from each third party whose consent is required, to the transfer of the Assigned Contracts from Seller to Buyer;

(7) an estoppel certificate and written consent from the landlord to the transfer of the Lease from Seller to Buyer (the “Lease Consent”), which may be included in the Lease Amendment, and the Lease Amendment, duly executed by the landlord under the Lease;

(8) an employment agreement, in form and substance reasonably satisfactory to Buyer and its counsel, between Buyer and John Hannon (“Mr. Hannon”), duly executed by Mr. Hannon;

(9) a copy of the Liquidation Agreement and Amendment No. 1 to Liquidation Agreement between Seller and Silicon Valley Bank and Gold Hill, duly executed by each party thereto;

(10) a consent and release of Liens, in form and substance reasonably satisfactory to Buyer and its counsel, from Silicon Valley Bank and Gold Hill, duly executed by Silicon Valley Bank and Gold Hill;

(11) copies of all Lien releases (including, without limitation, the release of any security agreements relating to Seller’s Intellectual Property in favor of Silicon Valley Bank and Gold Hill) and termination statements contemplated by this Agreement;

(12) a release of claims against Seller and Buyer, duly executed by the Series I Stockholders;

(13) evidence satisfactory to Buyer that the Closing Payables have been paid or will be paid promptly following the Closing;

(14) receipt of all other authorizations, consents and approvals required to transfer the Acquired Assets from Seller to Buyer; and

(14) such other instruments, documents and certificates as are required by the terms of this Agreement or as may be reasonably requested by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

4.	EMPLOYMENT MATTERS.

(a) Employment Obligations. Buyer does not and will not assume any employment or employee benefit obligation, or any wage or salary payment obligation of Seller, including, without limitation, those arising under any pension, profit sharing, deferred compensation, bonus, stock option, severance, welfare, sick leave, vacation, wage or other employee benefit compensation plan, procedure, policy or practice of Seller.

(b) Employees. Seller is terminating the employment of each employee of Seller effective immediately prior to the Closing.

5.	BUYER’S REPRESENTATIONS AND WARRANTIES.

Buyer represents and warrants to Seller that the statements contained in this Section 5 are true, complete and correct as of the Closing Date, except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”). The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Disclosure Schedule identifies the exception with reasonable specificity.

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by Buyer.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

(d) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller is or may become liable.

6.	SELLER’S REPRESENTATIONS AND WARRANTIES.

Seller represents and warrants to Buyer that the statements contained in this Section 6 are true, complete and correct as of the Closing Date, except as set forth on the Disclosure Schedule.

(a) Organization, Qualification, and Corporate Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Seller has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 6(a) of the Disclosure Schedule lists the directors and officers of Seller. Seller has made available to Buyer true, complete and correct copies of the certificate of incorporation, bylaws and other charter documents of Seller. Seller is not in default under or in violation of any provision of its certificate of incorporation, bylaws or other charter documents.

(b) Capitalization. The entire authorized capital stock of Seller consists of (i) 175,779,592 shares of common stock, par value $0.001 per share, and (ii) 100,646,651 shares of preferred stock, par value $0.001 per share, all of which is designated as Series 1 Preferred Stock. All of the issued and outstanding shares of capital stock of Seller have been duly authorized, are validly issued, fully paid and non-assessable. Section 6(b) of the Disclosure Schedule sets forth the capitalization of Seller, which includes: (i) a list of all of the record and beneficial owners of all of the issued and outstanding capital stock of Seller, along with the number and type of shares held by such owner; and (ii) a list of all outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other contracts and commitments that could require Seller to issue, sell or otherwise cause to become outstanding any of its capital stock, along with a description of such commitments. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Seller. There are no voting trusts, proxies or other agreement or understanding with respect to the voting of the capital stock of Seller.

(c) Authorization of Transaction. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller and Seller’s stockholders have duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of

Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(d) Non-contravention. Except as set forth in Section 6(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the certificate of incorporation, bylaws and other charter documents of Seller; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(e) Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer is or may become liable.

(f) Title to Assets. Seller has good and marketable title to all of the Acquired Assets, free and clear of all Liens and restrictions on transfer, except for Permitted Liens.

(g) Subsidiaries. Seller does not have any Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in any Person. Seller does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(h) Financial Statements. Seller has delivered to Buyer true, complete and correct copies of the following financial statements (collectively, the “Financial Statements”): (i) unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the Most Recent Fiscal Year End for Seller; (ii) unaudited balance sheets and year-to-date statements of income, changes in stockholders’ equity, and cash flow as of and for the Most Recent Fiscal Month End; and (iii) a Closing balance sheet, which is attached in Section 6(h) of the Disclosure Schedule. The Financial Statements present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods, are true, correct and complete, and are consistent with the books and records of Seller (which books and records are true, correct and complete).

(i) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, except as set forth in Section 6(i) of the Disclosure Schedule, there has not been any transaction entered into by Seller outside of the Ordinary Course of Business and Seller has not suffered any Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 6(i) of the Disclosure Schedule, since the Most Recent Fiscal Year End:

(i) Seller has not sold, leased, transferred, or assigned any assets, tangible or intangible, with a fair market value of $5,000 or more, outside the Ordinary Course of Business, and Seller has disclosed in writing to Buyer any sale, lease, transfer or assignment of any assets, tangible or intangible, of Seller made in the Ordinary Course of Business where such assets have a fair market value of $5,000 or more;

(ii) Seller has not entered into any agreement, contract, lease, or license outside the Ordinary Course of Business;

(iii) no Lien has been imposed upon any of Seller’s assets, tangible or intangible;

(iv) Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business, with the exception of certain waivers and releases in favor of Silicon Valley Bank, Gold Hill and the Series I Investors;

(v) Seller has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any of the Business IP;

(vi) there has been no change made or authorized in the certificate of incorporation, bylaws or other charter documents of Seller;

(vii) Seller has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(viii) Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(ix) Seller has not made any loans or advances of money outside of the Ordinary Course of Business; and

(x) Seller has not committed to any of the foregoing.

(j) Undisclosed Liabilities. Except as set forth on Sections 6(j) and 6(u) of the Disclosure Schedule, Seller has no Indebtedness or other liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes).

(k) [Reserved]

(l) Legal Compliance. Seller has complied with all applicable laws in all material respects (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof)), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

(m) [Reserved]

(n) Real Property.

(i) Seller owns no real property.

(ii) Section 6(n) of the Disclosure Schedule sets forth the address of the Leased Real Property, and a true, complete and correct description of the Lease for such Leased Real Property (including the date and name of the parties to the Lease document). Seller has delivered to Buyer a true, complete and correct copy of the Lease document, and in the case of an oral Lease, a written summary of the material terms of the Lease.

(iii) The Leased Real Property comprises all of the real property used or intended to be used in the Business; and Seller is not a party to any agreement or option to purchase any real property or interest therein.

(iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business. There are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

(v) Seller has not received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting the Leased Real Property or any portion thereof or interest therein. Seller has not received any notice of violation of any law relating to the Leased Real Property.

(vi) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property have been installed and are operational and sufficient for the operation of the Business as currently conducted thereon.

(o) Intellectual Property.

(i) Section 6(o)(i) of the Disclosure Schedule contains a true, correct and complete list of each item of the Business IP owned by Seller, or for which Seller is the current owner of record, that is the subject of an application or registration with any governmental authority or that is an internet domain name of Seller, indicating for each the registration or application number, filing jurisdiction, date of issue or filing, and current owner of record (the “Seller Registered Intellectual Property”). Each item of the Seller Registered Intellectual Property: (A) has been (1) registered, filed or applied for in compliance with all formal legal requirements, and (2) maintained effective by requisite filings, renewals and payments (including payment of any filing, examination, maintenance and renewal fees and proofs of use); and (B) is valid and subsisting, to the extent such concepts are applicable, and has not lapsed, expired or been abandoned or canceled. There are no actions that are required to be taken by Seller within one hundred twenty (120) days after the date hereof with respect to the Seller Registered Intellectual Property that, if not taken, will, or could reasonably be expected to, have a Material Adverse Effect on any of the Seller Registered Intellectual Property or the prosecution of applications or registrations relating thereto, including the payment of any registration, maintenance or renewal fees, or the filing of any responses to United States Patent and Trademark Office (“PTO”) office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any of the Seller Registered Intellectual Property.

(ii) Section 6(o)(ii) of the Disclosure Schedule contains a true, correct and complete list of Software owned, licensed, leased or delivered or purported to be owned, licensed, leased or delivered by Seller (collectively, the “Seller Software”).

(iii) Section 6(o)(iii) of the Disclosure Schedule contains a true, correct and complete list of each product (including any Software) or service developed, sold, licensed, leased or delivered by Seller (collectively, the “Seller Products”).

(iv) Seller owns, possesses or has sufficient rights to all of the Business IP that is required to conduct the Business in the manner it is currently being conducted.

(v) None of the Business IP violates, infringes or misappropriates or, to Seller’s Knowledge, will violate, infringe or misappropriate any Intellectual Property rights or Confidential Information of any other Person. Seller’s conduct of the Business in its current manner, does not constitute contributory infringement, inducement of infringement or unfair competition or trade practices under the laws of any jurisdiction in which it currently conducts the Business. No Business IP is subject to any outstanding Order or has been adjudged invalid, unpatentable or unenforceable. Seller has not received any written complaint, claim or notice from any Person suggesting that any of the Business IP is invalid, unpatentable or unenforceable.

(vi) Section 6(o)(vi) of the Disclosure Schedule contains separate true, correct and complete lists of: (A) all of the Seller Software that is licensed by Seller to another Person, indicating for each the parties, term, subject matter and effective date of each such agreement; (B) all of the Seller Products (by name, version number, part number and other appropriate product identifiers, as well as all patents protecting such Seller Products) that is licensed by Seller to another Person; and (C) all agreements pursuant to which Seller has deposited, or is or may be required to deposit, with an escrow agent or other Person, any source code containing or embodying any of the Seller Software, and all Persons who have the right potentially to receive such source code (each agreement listed in (A)-(C) of this Section, a “License Out”). Seller has delivered to Buyer true, correct and complete copies of all agreements listed in Section 6(o)(vi) of the Disclosure Schedule. Each License Out is enforceable pursuant to its terms and in full force and effect. Neither Seller nor any other party to a License Out is in material breach thereof, and, to Seller’s Knowledge, no circumstances exist that could reasonably be expected by Seller to give rise to a claim of breach of any material provision, or a right of rescission, revocation, termination, revision or amendment, of such License Out. Except as set forth in Section 6(o)(vi) of the Disclosure Schedule, neither Seller nor any other Person acting on its behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code containing or embodying any of the Seller Software; and no event has occurred, and, to Seller’s Knowledge, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, result in the disclosure or delivery by Seller or any other Person acting on its behalf to any Person of any source code containing or embodying any of the Seller Software. To the extent that any Person other than Seller has possession of the source code, Seller has ensured by written agreement that ownership of the source code and all derivative works resides in Seller and that the source code is treated as Confidential Information of Seller.

(vii) Section 6(o)(vii) of the Disclosure Schedule contains a true, correct and complete list of any remaining Business IP not identified on Sections 6(o)(i), 6(o)(ii), 6(o)(iii), and 6(o)(vi) of the Disclosure Schedule, including any common law rights held by Seller to any Intellectual Property.

(viii) Seller has taken all commercially reasonable actions to protect the Business IP and to comply with applicable restrictions and requirements regarding the Business IP. Seller has taken all measures reasonable under the circumstances to maintain the secrecy of all Confidential Information, including industry standard protections to secure all of the Seller Products, from unauthorized access and disclosure. Without limiting the foregoing, Seller has and enforces a policy requiring each employee, consultant and subcontractor of Seller who is involved in, or who has contributed to, the creation of any Business IP to execute a proprietary rights and confidentiality agreement substantially in the form attached to Section 6(o)(viii) of the Disclosure Schedule, (“Proprietary Right Agreement”) and, all such current and former employees, consultants and subcontractors of Seller with access to Confidential Information of Seller have executed such an agreement. Such current and former employees, consultants and subcontractors of Seller with access to Confidential Information are identified in Section 6(o)(viii) of the Disclosure Schedule. Except as set forth on Section 6(o)(viii) of the Disclosure Schedule, each Proprietary Right Agreement that each such employee, consultant or subcontractor of Seller has executed, contains terms that are substantially similar to those set forth in the form of Proprietary Right Agreement attached to Section 6(o)(viii) of the Disclosure Schedule. Each Proprietary Rights Agreement is valid, binding and in full force and effect, enforceable against such employee, consultant and subcontractor, in accordance with the terms thereof. To Seller’s Knowledge, no Confidential Information of Seller has been subject to any breach, misappropriation, unauthorized disclosure, or unauthorized access or use by any Person.

(ix) Except as set forth in Section 6(o)(ix) of the Disclosure Schedule, there are no Liens restricting the use of Business IP.

(x) No legal or governmental proceedings with any governmental authority have been instituted for which written notice has been given to Seller and which are pending, or to Seller’s Knowledge, threatened against Seller, that challenge any right of Seller with respect to any Business IP. To Seller’s Knowledge, no activity or assets of any Person infringes on or misappropriates the rights of Seller with respect to any Business IP. Seller has not received any claim, either written or oral, alleging that Seller has violated or by conducting the Business would violate any license, or has infringed or by conducting the Business would infringe the Intellectual Property of any other Person.

(xi) It is not necessary for Seller’s conduct of the Business to use or have rights to any inventions of any of its employees made prior to their employment by Seller. Each of Seller’s employees and Seller’s independent contractors is a party to a Proprietary Right Agreement and has assigned to Seller all of his or her rights to any Business IP.

(xii) None of the Seller Products or the Seller Software contains any defects that would prevent such Seller Products or Seller Software from performing in accordance with its specifications published by Seller and in compliance with the terms of each License Out. There are no viruses, worms, Trojan horses, self help code or similar programs which would restrict the proper use or access to any code in any of the Seller Software or any of the Seller Products.

(xiii) Except as set forth in Section 6(o)(xiii) of the Disclosure Schedule, Seller has not embedded in or distributed with any of the Seller Products or the Seller Software, any Public Software in a manner that would require such Seller Products or the Seller Software be disclosed or distributed in source code form or made available at no charge.

(xiv) The Business IP was: (A) developed by Seller’s employees working within the scope of their employment or as a work made for hire at the time of such development; (B) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller ownership of all of their Intellectual Property rights in the Business IP; or (C) acquired in connection with acquisitions transferring title to the Business IP. Except as set forth in Section 6(o)(xiv) of the Disclosure Schedule, no customer or other entity affiliated with Seller has any ownership rights in any of the Business IP.

(xv) Seller has the sole and exclusive right to: (A) bring actions for past, present and future infringement, dilution, misappropriation or unauthorized use of the Business IP, injury to goodwill associated with the use of any of the Business IP, and unfair competition or trade practices violations associated with the use of any of the Business IP in any country or other geographic area in the world; and (B) receive all proceeds from the foregoing, including licenses, royalties income, payments, claims, damages and proceeds of any such suit.

(xvi) The consummation of the transactions contemplated by this Agreement will not result in a default under, or a modification, suspension of, or acceleration of any payments with respect to, any agreements relating to any of the Business IP.

(xvii) Except as set forth in Section 6(o)(xvii) of the Disclosure Schedule, Seller has no present or future obligations to incorporate any functionality or enhancement into any of the Seller Products or the Seller Software or future products or services offering other than those entered into and other than those which are reasonably expected to, in the aggregate, increase the net revenue of Seller.

(xviii) Except for the Licenses Out, no licenses or other rights under the Business IP have been granted by Seller, or retained by any third persons, including but not limited to any prior owners, or inventors.

(xix) Seller has not transferred any Business IP or Confidential Information to any third person without commercially reasonable and customary and/or confidentiality and non-disclosure protections.

(xx) Except as set forth in Section 6(o)(xx) of the Disclosure Schedule, no Person (other than Seller) has an interest or right in or to any improvements, modifications, enhancements, customization or derivatives to any of the Business IP that is owned and not licensed by Seller, or to any of the Seller Products or the Seller Software.

(xxi) No: (A) Business IP that is owned and not licensed by Seller; (B) Seller Products; (C) Seller Software (iv) materials published or distributed by Seller; or (D) conduct or statement of Seller, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates, in any material respect, any law.

(xxii) No government funding, facilities of a university, college, educational institution or research center, or funding from third parties (except for the stockholders of Seller), was used in the development of any Business IP. To Seller’s Knowledge, no current or former employee, consultant or independent contractor of Seller, who was involved in, or who contributed to, the creation or development of any Business IP for the government, university, college, educational institution or research center during the period of time during which such employee, consultant or independent contractor was also performing services for Seller.

(xxiii) Except as set forth in Section 6(o)(xxiii) of the Disclosure Schedule, it will not be necessary to use any Intellectual Property of any third persons in order to operate or commercialize any of the Seller Products or the Seller Software.

(xxiv) To Seller’s Knowledge, neither Seller nor any of its employees, independent contractors, agents, or representatives has engaged in any conduct or omitted to perform any necessary act, the result of which would invalidate any of the Business IP, hinder the enforcement of Seller’s rights therein, or have an adverse impact on the use or commercialization of the Business IP.

(xxv) Section 6(o)(xxv) of the Disclosure Schedule, sets forth true, complete and correct copies of all current privacy policies and website terms of use of Seller. Except as set forth in Section 6(o)(xxv) of the Disclosure Schedule, Seller has complied with and is in compliance with, and the performance of the transactions contemplated by this Agreement will comply with, all applicable consumer privacy laws of all governmental authorities regarding privacy, security and/or data protection (“Privacy Laws”). Seller maintains, enforces and has enforced and complied with in all respects all written privacy policies and website terms of use (the “Privacy Policies”) with respect to any confidential and sensitive information and/or data, including without limitation, any personally-identifiable confidential information (collectively, “Confidential Data”) and has taken commercially reasonable administrative, technical and physical security safeguards to protect Confidential Data in its use, storage and transmission. Except as set forth in Section 6(o)(xxv) of the Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement violates or will violate the terms and conditions of any Privacy Policies, any applicable Privacy Laws or the privacy rights of any Person. To Seller’s Knowledge, no Confidential Data has been subject to any breach, misappropriation, unauthorized disclosure, or unauthorized access or use by any person. There are no actions, suits, investigations or proceedings pending or, to Seller’s Knowledge, threatened against Seller, and Seller is not subject to any settlement agreements, directives or orders, at law or in equity before or by a federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or self-regulating organization, regarding Seller’s Privacy Policies or any Confidential Data.

(p) IT Systems. Seller has implemented commercially reasonable procedures for ensuring the security of its IT System. The elements of the IT Systems of Seller (i) are functioning properly and in accordance with all applicable specifications in all material respects; and (ii) have sufficient capacity, processing power and performance to meet the current and currently contemplated business requirements of Seller without degradation in quality, speed or functionality. All components of the IT System are properly documented. The components of the IT System currently meet and in the prior twelve (12) months have met the ongoing operating needs of the Business. Section 6(p) of the Disclosure Schedule, is a true, correct and complete copy of the system uptime report for the IT System for the last twelve (12) calendar months, which report is accurate and complete. Seller is not in default of any representations, warranties or covenants relating to uptime made by it to any of its customers under any agreement.

(q) Seller Product Warranties; Defects; Liabilities; Services.

(i) Each of the Seller Products has been manufactured or otherwise fabricated in conformity in all material respects with the specifications for such Seller Products, all applicable contractual commitments and all applicable express and implied warranties. Seller has no liability (and to Seller’s Knowledge, there is no basis for any present or future claim against Seller giving rise to any liability) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice.

(ii) All services provided by Seller to any third party were performed in a timely, competent and workmanlike manner by personnel skilled in the tasks to which they were assigned.

(r) Sufficiency and Condition of Assets. The Acquired Assets constitute all of the assets or property used or held for use in the Business as of such date. Seller owns or leases, and, except as set forth in Section 6(r) of the Disclosure Schedule, the Acquired Assets include, all buildings, machinery, equipment, and other assets, and Seller has all contractual and other rights, necessary for the conduct of the Business as presently conducted. Each tangible asset is free from material defects (patent and latent), has been maintained in all material respects in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(s) Inventory. The Inventory consists of raw materials and supplies, manufactured and processed parts, works in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller.

(t) Contracts. Section 6(t) of the Disclosure Schedule lists the following contracts and other agreements, written or oral, to which Seller is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness, or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement concerning non-disclosure, confidentiality or non-competition;

(vi) any agreement between Seller and any of its Affiliates;

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) excluding any Employee Benefit Plans, any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

(x) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xi) any settlement, conciliation or similar agreement; or

(xii) any agreement under which Seller has advanced or loaned any amount to any other Person.

Seller has delivered to Buyer a true, complete and correct copy of each written agreement listed in Section 6(t) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 6(t) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of or terminated the agreement.

(u) Notes and Accounts Receivable and Payable.

(i) The Purchased Accounts Receivable are reflected properly on Seller’s books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller.

(ii) Section 6(u) of the Disclosure Schedule (the “Payables Schedule”) sets forth a true, correct and complete list of all notes and accounts payable of Seller as of the date of this Agreement.

(v) Powers of Attorney. Except for the power of attorney given by Seller to Kintentsu World Express (USA), Inc., for international shipping matters, a copy of which has been provided to Buyer, there are no outstanding powers of attorney executed on behalf of Seller or the Acquired Assets.

(w) [Reserved]

(x) Litigation. Section 6(x) of the Disclosure Schedule sets forth each instance in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to Seller’s Knowledge, is threatened to be made a party to any claim, action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator that relates to or affects or could reasonably be expected to affect the Business. Seller and the officers and directors (and employees with responsibility for litigation matters) of Seller do not have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Seller or that there is any Basis for the foregoing.

(y) Product Warranty. The products manufactured, sold, leased, and delivered by Seller have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller. The products manufactured, sold, leased, and delivered by Seller are subject to standard terms and conditions of sale or lease. Seller has delivered to Buyer true, complete and correct copies of the standard terms and conditions of sale or lease for

Seller (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of any such sale or lease.

(z) [Reserved]

(aa) [Reserved]

(bb) Employee Benefits.

(i) Section 6(bb) of the Disclosure Schedule lists each Employee Benefit Plan that Seller maintains or to which Seller contributes or has any obligation to contribute. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened.

(ii) Seller has delivered to Buyer true, complete and correct copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(iii) Seller does not maintain, contribute to or have an obligation to contribute to, or have any liability or potential liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Seller other than in accordance with COBRA.

(cc) Guaranties. Seller is not a guarantor and is not otherwise responsible for any liability or obligation (including Indebtedness) of any other Person.

(dd) [Reserved]

(ff) Licenses and Permits. Section 6(ff) of the Disclosure Schedule sets forth a true, complete and correct list and description of all material licenses, permits and other authorizations of any governmental authority held by Seller and used in the conduct of the Business. Seller is in compliance in all material respects with the terms of such licenses, permits and authorizations and there is no pending or threatened termination, expiration or revocation of any of the foregoing. Except for the licenses, permits, and authorizations set forth in Section 6(ff) of the Disclosure Schedule, there are no material licenses, permits or other authorizations, whether written or oral, necessary or required for the conduct of the Business.

(gg) [Reserved]

(hh) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, or software systems and any other networks or systems and related services that are used by or relied on by Seller in the conduct of the Business have experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that has caused any disruption or interruption in or to the use of any such assets by Seller.

(ii) Disclosure. Neither this Agreement nor any schedules, certificates, agreements or other documents or information provided by Seller to Buyer in connection with this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements so made not misleading. There is no fact which has not been disclosed to Buyer of which Seller is aware and which has or could have a Material Adverse Effect the Business.

7.	BUYER’S POST-CLOSING COVENANT.

On behalf of Seller, Buyer shall (i) pay in full or (ii) negotiate with, settle and pay an amount that is less than payment in full but only if Buyer shall obtain a written release of claims against Seller in customary form, claims of the trade creditors of Seller set forth on the Payables Schedule; provided that Buyer shall not be obligated to pay to any individual trade creditor an amount that exceeds the amount set forth with respect to such creditor on the Payables Schedule and such payments to trade creditors of Seller set forth on the Payables Schedule shall not exceed $1,200,000 in the aggregate. If there are any accounts payable of or other claims against Seller (excluding any claims against Seller by any investors, stockholders or other holders of equity interests in Seller, including any such claims relating to any promissory notes made by Seller to any such Person) not disclosed on the Payables Schedule, or if amounts due to any trade creditor exceed the amount set forth on the Payables Schedule (“Excess Payables”), Buyer in its sole discretion may negotiate with, settle and pay on behalf of Seller any Excess Payables. Buyer shall be entitled to assert a claim against the Holdback Amount for any such payments by Buyer of Excess Payables that exceed $50,000, up to a maximum aggregate amount of $200,000.

8.	SURVIVAL; INDEMNIFICATION.

(a) Survival. The representations, warranties, covenants and terms of this Agreement will survive the Closing as follows:

(i) All of the representations and warranties of Buyer and Seller will survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the expiration of any applicable statutes of limitations plus 60 days (after giving effect to any extensions or waivers).

(ii) The representations, warranties, covenants and terms of this Agreement, and all claims (for breach of representations and warranties or otherwise) based on fraud or intentional misrepresentation, together with any rights to indemnification related thereto, will survive indefinitely unless otherwise specifically provided in any such provision.

(iii) The representations and warranties in this Agreement or in any writing delivered by either Party hereto to the other Party in connection with the Closing hereof will in no event be affected by any investigation, inquiry or examination made for or on behalf of any Party, or the knowledge of any Party’s officers, directors, stockholders, employees or agents or the acceptance by any Party of any certificate or opinion hereunder. With respect to any pending claim for indemnification hereunder that is made prior to the expiration of the survival period set forth in this Section 8(a), the right to indemnification will not terminate until the final determination and satisfaction of such claim.

(b) Indemnification by Seller.

(i) In the event that Seller breaches any of its representations, warranties, or covenants contained in this Agreement, and provided that a Buyer Indemnified Party (as defined below) makes a written claim for indemnification against Seller within the survival period (if there is an applicable survival period pursuant to Section 8(a)), then Seller shall indemnify Buyer, its Affiliates and their respective directors, officers, equity holders, subsidiaries, employees, agents and representatives (each a “Buyer Indemnified Party”) from and against any Adverse Consequences the Buyer Indemnified Parties may suffer (including any Adverse Consequences the Buyer Indemnified Parties may suffer after the end of any applicable survival period) resulting from, arising out of, relating to or caused by the breach.

(ii) In addition to the foregoing, Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against the entirety of any Adverse Consequences the Buyer Indemnified Parties may suffer resulting from, arising out of, relating to or caused by:

(A) ownership or operation of the Business or the Acquired Assets arising from or relating to the period on or prior to the Closing;

(B) any liabilities or obligations of Seller (other than the Assumed Liabilities), including the Excluded Liabilities and the Excess Payables; or

(C) fraud or intentional misrepresentation of Seller.

(iii) In addition to the foregoing, Seller hereby releases and shall indemnify and hold harmless the Buyer Indemnified Parties from and against the entirety of any Adverse Consequences the Buyer Indemnified Parties or the Seller Indemnified Parties may suffer resulting from, arising out of, relating to or caused by any action or failure to act of Buyer under Section 7, including without limitation any claims against the Buyer Indemnified Parties or the Seller Indemnified Parties by trade creditors or other unsecured creditors of Seller.

(c) Indemnification by Buyer.

(i) In the event Buyer breaches any of its representations, warranties, covenants or other agreements contained in this Agreement, and provided that a Seller Indemnified Party (as defined below) makes a written claim for indemnification against Buyer within the survival period (if there is an applicable survival period pursuant to Section 8(a)), then Buyer shall indemnify Seller, its Affiliates and its directors, officers, equity holders, subsidiaries, employees, agents and representatives (each a “Seller Indemnified Party”) from and against any

Adverse Consequences the Seller Indemnified Parties may suffer (including any Adverse Consequences the Seller Indemnified Parties may suffer after the end of any applicable survival period) resulting from, arising out of, relating to or caused by the breach.

(ii) In addition to the foregoing, Buyer shall indemnify the Seller Indemnified Parties from and against the entirety of any Adverse Consequences the Seller Indemnified Parties may suffer resulting from, arising out of, relating to or caused by:

(A) ownership or operation of the Business or the Acquired Assets arising from or relating to the period after the Closing;

(B) any liabilities or obligations of related to the Assumed Liabilities; or

(C) fraud or intentional misrepresentation of Buyer.

(d) Matters Involving Third Parties.

(i) If any third party notifies any Person entitled to indemnification under this Section 8 (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party will promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) The Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and, provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv) If the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 8(d)(ii), however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

(v) The provisions of Sections 8(d)(i)-(iii) shall not apply if Seller has dissolved under applicable law.

(e) Determination of Adverse Consequences. The Parties acknowledge that certain representations and warranties contained in Section 5 and Section 6 contain Materiality Qualifiers and that, for purposes of this Section 8, and for purposes of determining the occurrence of any breach or the amount of any claim, the Materiality Qualifiers will be ignored and the representations and warranties will be construed without regard to any Materiality Qualifiers. All indemnification payments under this Section 8 will be deemed adjustments to the Purchase Price.

(f) Release of Indemnification Holdback. Notwithstanding the following, any release of any part of the Indemnification Holdback in no way terminates or limits any other indemnification obligations of Seller under this Section 8. The Indemnification Holdback will be released in accordance with the Escrow Agreement.

9.	MISCELLANEOUS.

(a) Press Releases and Public Announcements. No Party will make any public announcement of any kind concerning the transactions contemplated by this Agreement unless its receives prior written approval from Buyer (in the case of a public announcement to be made by Seller) or Seller (in the case of a public announcement to be made by Buyer) to do so, except for (i) public announcements required by law or any stock exchange rule to be made by Buyer or any of its Affiliates, or (ii) any required disclosure by Buyer to its lenders or auditors.

(b) No Third-Party Beneficiaries. Except as set forth in Section 8 and in this Section 9(b), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Without limiting the foregoing, this Agreement shall not confer any rights or remedies on any stockholder of Seller. Silicon Valley Bank is a third party beneficiary to this Agreement solely with respect to its right to payment of the Purchase Price under Section 2(a) which payment is subject to the conditions set forth in Section 8(f).

(c) Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Buyer (in the case of an assignment by Seller) or Seller (in the case of an assignment by Buyer).

(e) Relationship. It is not the intention of the Parties to create a partnership, joint venture or association, and neither this Agreement nor the transactions to be performed in connection with this Agreement will be construed as creating such a relationship. Nothing contained in this Agreement will be construed to constitute any Party to be the partner of any other Party or to impose any fiduciary duties between or among the Parties.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by telefacsimile or .PDF signature and a telefacsimile or .PDF signature will constitute an original signature for all purposes.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications made under this Agreement must be in writing. Any notice, request, demand, claim, or other communication made under this Agreement will be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	With a copy to:

Mangrove Systems, Inc.	Wiggin and Dana, LLP
10 Fairfield Boulevard,	400 Atlantic Street
Wallingford, CT 06492	P.O. Box 110325
Attn: John Hannon	Stamford, CT 06911-0325
Attn: Frederick D. Brock

If to Buyer:	Copies to:

Carrier Access Corporation	Carrier Access Corporation
5395 Pearl Parkway, Boulder, CO 80301	5395 Pearl Parkway, Boulder, CO 80301
Attn: Nancy Pierce	Attn: Kevin Kuznicki

and:

Faegre & Benson LLP
1700 Lincoln St., Suite 3200 Denver, CO 80203
Attn: Douglas R. Wright

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

(i) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. THE PARTIES CONSENT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT, DISTRICT OF DELAWARE, AND THE STATE COURTS OF DELAWARE FOR THE PURPOSE OF RESOLVING ALL ISSUES OF LAW, EQUITY, OR FACT ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. ANY ACTION INVOLVING CLAIMS OF A BREACH OF THIS AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN SUCH COURTS. EACH PARTY CONSENTS TO PERSONAL JURISDICTION OVER SUCH PARTY IN SUCH COURTS, AND HEREBY WAIVES ANY DEFENSE OF LACK OF PERSONAL JURISDICTION. VENUE, FOR THE PURPOSE OF ALL SUCH SUITS, WILL BE IN WILMINGTON, DELAWARE.

(j) Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Buyer and Seller will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including without limitation.

(n) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party is entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Business is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer has the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated in this Agreement by reference and made a part hereof.

(p) Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such “bulk sales”, “bulk transfer” or similar laws.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

The Parties hereto have executed this Agreement as of the date first above written.

BUYER:

CARRIER ACCESS CORPORATION

By:	/s/ Roger Koenig
Name:	Roger Koenig
Title:	Chief Executive Officer & President

SELLER:

MANGROVE SYSTEMS, INC.

By:	/s/ John Hannon
Name:	John Hannon
Title:	CFO & COO